Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

MELA SCIENCES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is MELA Sciences, Inc.

2. The Certificate of Incorporation of the corporation is hereby amended by striking out the first paragraph of Article III thereof and by substituting in lieu thereof the following new first paragraph of Article III:

“The total number of shares of stock that the Corporation shall have authority to issue is 105,000,000 consisting of 95,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.10 par value per share.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This amendment of the Certificate of Incorporation shall be effective on April 25, 2013.

Signed on: April 25, 2013

/s/ Joseph V. Gulfo, M.D.
Name:	Joseph V. Gulfo. M.D.
Title:	President and Chief Executive Officer